NEWS FOR IMMEDIATE RELEASE                         CONTACT: BRIEN M. CHASE, CFO
OCTOBER 29, 2004                                            (304) 525-1600


                         PREMIER FINANCIAL BANCORP, INC.
                       REPORTS THIRD QUARTER 2004 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $551 million community bank holding company with six bank subsidiaries, announced positive earnings results for the third quarter of 2004. Premier realized net income of $5,178,000 (99 cents per share) during the quarter ending September 30, 2004. Included in the $5,178,000 of third quarter net income is a $4,730,000 after tax gain on the sale of a subsidiary bank. The $448,000 (9 cents per share) of net income from continuing operations in the third quarter of 2004 compares to a ($1,877,000) ($0.36 per share) net loss from continuing operations reported for the third quarter of 2003 and a $474,000 (9 cents per share) net income from continuing operations reported for the second quarter of 2004. Included in the $448,000 of third quarter 2004 net income from continuing operations is a $109,000 after tax writedown on property leased to the former subsidiary. [Net income from continuing operations excludes the operations of the subsidiary that was sold on July 1, 2004, Citizens Bank (Kentucky), Inc. The following discussion relates only to continuing operations.]

Net interest income for the quarter ending September 30, 2004 totaled $4.418 million, compared to $4.671million of net interest income earned in the third quarter of 2003 and $4.398 million earned in the second quarter of 2004. When compared to the second quarter of 2004, net interest income has increased slightly and has remained relatively stable from quarter to quarter as declines in loan interest income have been substantially offset by declines in interest expense on deposits and other debt. The decline in 2004 net interest income when compared to the third quarter of 2003 is the result of lower loans outstanding and the significant volume ($6.6 million at September 30, 2004) of loans on non-accrual at Premier's subsidiary Farmers Deposit Bank.

During the quarter ending September 30, 2004, Premier made provisions for loan losses of $162,000 compared to $4,343,000 during the same period of 2003 and $374,000 in the second quarter of 2004. The significant provision in the prior year was primarily the result of loan problems identified at Farmers Deposit Bank as more fully discussed in previous filings. The decrease in the provision in the third quarter of 2004 versus the second quarter of 2004 was the result of providing for additional risk of probable losses identified in the loan portfolio during the second quarter. As a result of charge-offs of loans already identified as having significant loss potential, the allowance for loan losses at September 30, 2004 was 2.83% of total loans compared to 4.31% of total loans at year-end 2003 and 3.98% of total loans at September 30, 2003.

President and CEO Robert W. Walker commented, "We are pleased to report our third consecutive quarter of net income from continuing operations. The gain on the sale of our subsidiary has restored the capital ratios of the company. We are using the proceeds from the sale to reduce our outstanding debt and thus improve future profitability. In September, we reduced our bank debt by $3.0 million and on October 15th, we redeemed $4.5 million of our junior subordinated debentures. We believe both of these transactions will improve our future net interest margin. Also during the third quarter, our investment portfolio increased by approximately $8.0 million while total loans outstanding increased by approximately $2.8 million."

Net overhead (non-interest expenses less non-interest income) for the quarter ending September 30, 2004 totaled $3.599 million. This compares to $3.315 million in the third quarter of 2003, and $3.337 million in the second quarter of 2004. Net overhead for the third quarter of 2004 includes a $165,000 writedown of premises owned by the parent and leased to Premier's former subsidiary. This building was marketed during the third quarter and a sale was completed in October. When compared to the third quarter of 2003, increased professional fee expense and staff costs in 2004 were partially offset by lower occupancy expenses, OREO writedowns and bad check losses. When compared to the prior calendar quarter (second quarter of 2004), lower non-interest income, higher staff costs, higher occupancy expenses and higher other operating expenses were only partially offset by gains on the liquidation of OREO properties, and slightly lower professional fees and other taxes.

Total assets of continuing operations as of September 30, 2004 of $551 million were $8.2 million or 1.5% greater than the $543 million of total assets of continuing operations at year-end, largely due to the proceeds from the sale of the bank subsidiary. The increase due to the sale proceeds has been partially offset by loan collections at Farmers Deposit exceeding loan growth at Premier's other subsidiary banks and the reduction in other debt. Shareholders' equity of $51.2 million equaled 9.3% of total assets at September 30, 2004. This compares to shareholders' equity of $45.5 million or 7.3% of total assets or 8.4% of assets of continuing operations at December 31, 2003.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ending September 30, 2004.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)


                                       For the                    For the
                                    Quarter Ended            Nine Months Ended
                                 Sept 30     Sept 30        Sept 30     Sept 30
                                  2004        2003           2004         2003
                                --------    --------       --------     --------
                                           (Restated)                 (Restated)
Interest Income                  $6,951      $7,665         $20,932     $24,449
Interest Expense                  2,533       2,994           7,670       9,747
  Net Interest Income             4,418       4,671          13,262      14,702
Provision for Loan Losses           162       4,343             671      18,388
  Net Interest Income
   after Provision                4,256         328          12,591      (3,686)
Non-Interest Income                 884         923           2,646       2,473
Securities Transactions               -           2              10         206
Non-Interest Expenses             4,483       4,238          13,198      12,940
  Income (Loss) from Continuing
   Operations Before Taxes          657      (2,985)          2,039     (13,941)
Income Taxes (Benefit)              209      (1,108)            636      (4,926)
  Income (Loss) from
   Continuing Operations            448      (1,877)          1,404      (9,021)
Income (Loss) from
 Discontinued Operation           4,730          21           4,734         (82)
   NET INCOME (LOSS)              5,178      (1,856)          6,138      (9,103)
   EARNINGS (LOSS) PER SHARE       0.99       (0.36)           1.17       (1.39)
   FROM CONTINUING OPERATIONS      0.09       (0.35)           0.27       (1.37)

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

                                                      Balances as of
                                              September 30         December 31
                                                 2004                  2003
                                               --------              --------
ASSETS
Cash/Due From Banks/Fed Funds                   44,640                33,473
Securities Available for Sale                  155,035               147,646
Loans (net)                                    315,278               317,494
Other Real Estate Owned                          1,431                 3,187
Other Assets                                    19,260                25,613
Goodwill                                        15,816                15,816
Assets of Discontinued Operation                     -                79,163
     TOTAL ASSETS                              551,460               622,392

LIABILITIES
Deposits                                       446,543               455,474
Fed Funds/Repurchase Agreements                  7,187                     -
Other Debt                                      11,847                18,307
Junior Subordinated Debentures                  26,546                26,546
Other Liabilities                                8,184                 5,129
Liabilities of Discontinued Operation                -                71,396
     TOTAL LIABILITIES                         500,307               576,852
Stockholders' Equity                            51,153                45,540
     TOTAL LIABILITIES &
       STOCKHOLDERS' EQUITY                    551,460               622,392

TOTAL BOOK VALUE PER SHARE                        9.78                  8.70

Non-Accrual Loans                                9,467                11,958
Loans 90 Days Past Due and Still Accruing        1,020                 4,137